Exhibit 99.1

FTD Companies, Inc. Announces Second Quarter 2018 Financial Results

DOWNERS GROVE, Ill. — August 8, 2018 — FTD Companies, Inc. (Nasdaq: FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced financial results for the second quarter and six months ended June 30, 2018.
Scott Levin, FTD’s Interim President and Chief Executive Officer, commented, “Our results for the second quarter were impacted by continued headwinds from lower than expected traffic and conversion in our U.S. Consumer segment as well as the resulting lower order volume that affected the Florist segment. Our team is focused on stabilizing the Company’s performance. We believe our recently announced corporate restructuring and cost savings plan will help propel our organization forward, as we seek to capitalize on opportunities to optimize our operations, drive efficiency, and reduce costs. Our Board of Directors and management team are committed to the previously announced review of strategic alternatives to maximize stockholder value. At the same time, our organization intends to execute on our strategic initiatives in conjunction with our new corporate restructuring and cost savings plan.”
Second Quarter Results
Consolidated revenues were $299.9 million for the second quarter of 2018, a decrease of 8.6% compared to $328.1 million for the second quarter of 2017, primarily due to a decrease in revenues in the U.S. Consumer and Florist segments. International segment revenues were relatively stable in constant currency for the second quarter of 2018 compared to the prior-year quarter. Foreign currency exchange rates had a $1.8 million favorable impact on consolidated revenues during the second quarter of 2018.
Net loss was $118.1 million for the second quarter of 2018, compared to net income of $9.7 million for the second quarter of 2017. Net loss includes pre-tax non-cash impairment charges related to goodwill, intangible assets, and other long-lived assets of $136.9 million for the second quarter of 2018.
Adjusted EBITDA was $17.0 million, or 5.7% of consolidated revenues, for the second quarter of 2018, compared to $31.2 million, or 9.5% of consolidated revenues, for the second quarter of 2017. Adjusted EBITDA is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.
Six-Month Results
Consolidated revenues were $618.1 million for six months ended June 30, 2018, a decrease of 4.1% compared to $644.6 million for the first six months of 2017, primarily due to a decrease in revenues in the U.S. Consumer and Florist segments, partially offset by an increase in revenues in the International segment. Foreign currency exchange rates had a $7.9 million favorable impact on consolidated revenues for the six months ended June 30, 2018.
Net loss was $124.7 million for the six months ended June 30, 2018, compared to net income of $18.7 million for the first six months of 2017. Net loss includes pre-tax non-cash impairment charges related to goodwill, intangible assets, and other long-lived assets of $139.2 million for the 2018 period.
Adjusted EBITDA was $21.8 million, or 3.5% of consolidated revenues, for the six months ended June 30, 2018, compared to $62.3 million, or 9.7% of consolidated revenues, for the first six months of 2017.
Segment Results

U.S. Consumer Segment: U.S. Consumer segment revenues for the second quarter of 2018 decreased 10.3% to $233.1 million, compared to $259.8 million for the second quarter of 2017. This decline was primarily due to a 9.5% decrease in consumer orders and a $0.56, or 1.0% decrease, in average order value to $53.83, compared to the second quarter of 2017. Revenues decreased 17.8%, 9.0%, and 7.5% for the FTD.com, ProFlowers, and Gourmet

Foods businesses, respectively, for the second quarter of 2018 compared to the prior-year quarter. Partially offsetting these decreases was an increase in revenues for Personal Creations of 3.0% for the second quarter 2018 compared to the prior-year quarter. The U.S. Consumer segment operating income was $6.5 million for the second quarter of 2018, compared to operating income of $21.1 million for the prior-year quarter.
U.S. Consumer segment revenues for the six months ended June 30, 2018 decreased 6.6% to $456.4 million, compared to $488.5 million for prior-year six months. This decline was primarily due to a 4.8% decrease in consumer orders and a $1.04, or 1.9% decrease, in average order value to $54.93, compared to the first six months of 2017. Revenues decreased 10.4%, 10.0%, and 4.5% in the ProFlowers, FTD.com, and Gourmet Foods businesses, respectively, for the six months ended June 30, 2018 compared to the first six months of 2017. Partially offsetting these decreases was an increase in revenues for Personal Creations of 22.4% for the six months ended June 30, 2018 compared to the six months ended June 30, 2017. The U.S. Consumer segment operating loss was $1.8 million for the six months ended June 30, 2018, compared to operating income of $40.2 million for the first six months of 2017.
Florist Segment: Florist segment revenues for the second quarter of 2018 decreased 9.5% to $39.9 million, compared to $44.1 million for the second quarter of 2017. This decrease was primarily due to lower order-related and online services revenues and lower products revenues, primarily related to a planned reduction in container offerings and related pricing and a decline in technology system sales. Average revenues per member decreased 2.7% to $3,873 for the second quarter of 2018, compared to $3,981 for the prior-year quarter. Florist segment operating income was $10.8 million, or 27.2% of segment revenues, for the second quarter of 2018, compared to $12.2 million, or 27.8% of segment revenues, for the second quarter of 2017.

Florist segment revenues for the six months ended June 30, 2018 decreased 7.1% to $84.1 million, compared to $90.6 million for the first six months of 2017. This decrease was primarily due to lower order-related and online services revenues and products revenues, primarily related to a planned reduction in container offerings and related pricing and a decline in technology system sales, partially offset by an increase in fresh flower sales. Average revenues per member decreased 0.8% to $8,055 for the six months ended June 30, 2018, compared to $8,122 for the first six months of 2017. Florist segment operating income was $23.1 million, or 27.5% of segment revenues, for the six months ended June 30, 2018, compared to $26.2 million, or 28.9% of segment revenues, for the first six months of 2017.

International Segment: International segment revenues for the second quarter of 2018 increased 6.6% to $31.1 million, compared to $29.2 million for the second quarter of 2017. On a constant currency basis, International segment revenues were relatively stable. Consumer orders in the International segment increased 3.4%, partially offset by a 5.2% decrease in average order value, on a constant currency basis. International segment operating income was $2.7 million, or 8.7% of segment revenues, for the second quarter of 2018, compared to $3.1 million, or 10.5% of segment revenues, for the prior-year quarter. On a constant currency basis, International segment operating income decreased $0.5 million, or 16.7%, for the second quarter of 2018 compared to the prior-year quarter.

International segment revenues for the six months ended June 30, 2018 increased 14.8% to $86.0 million, compared to $74.9 million for the first six months of 2017. On a constant currency basis, International segment revenues increased 4.3%. Consumer orders increased 7.5%, partially offset by a 4.0% decrease in average order value, on a constant currency basis. International segment operating income was $9.8 million, or 11.4% of segment revenues, for the six months ended June 30, 2018, compared to $8.6 million, or 11.5% of segment revenues, for the first six months of 2017. On a constant currency basis, International segment operating income increased $0.2 million, or 2.6%, for the six months ended June 30, 2018 compared to the first six months of 2017.

Balance Sheet, Cash Flow, and Financing Initiatives
Net cash used for operating activities was $1.6 million for the six months ended June 30, 2018, compared to cash provided by operating activities of $19.6 million for the six months ended June 30, 2017. Free Cash Flow for the six months ended June 30, 2018 was negative $17.5 million, compared to Free Cash Flow of $18.6 million generated in the first six months of 2017. Free Cash Flow is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

Cash and cash equivalents were $20.4 million as of June 30, 2018 compared to $29.5 million at December 31, 2017. At June 30, 2018, the aggregate principal amount of the Company’s indebtedness outstanding under its credit agreement was $195.0 million, before reduction for deferred financing fees, compared to $192.0 million at December 31, 2017. The credit agreement debt includes $130.0 million outstanding under a term loan and $65.0 million outstanding under revolving loans. As previously announced, the strategic alternatives expected to be considered as part of the Company’s review process include potential financings. The Company also intends to work proactively with its current lenders to address issues under the credit agreement that may arise while the review process is ongoing.
2018 Business Outlook
FTD is reiterating the outlook for the full year ending December 31, 2018 that it previously provided on July 19, 2018. The annual outlook reflects the Company’s year-to-date results, including lower than expected traffic and conversion for the first and second quarters, as well as the Company’s expectations for the rest of the year, including anticipated continued traffic and conversion headwinds. The outlook also includes the anticipated savings from the previously announced corporate restructuring and cost savings plan. The Company continues to expect the following for full-year 2018:

•	Consolidated revenues of $1.03 billion to $1.04 billion;

•	Adjusted EBITDA of approximately $37 million to $41 million; and

•	Capital expenditures of $35 million to $40 million.
In connection with the outlook provided above, please note that the seasonality of the Company’s business impacts the quarterly pattern of its profitability and cash flows from operations.
The Company is not providing 2018 guidance for net income/(loss) the GAAP measure most directly comparable to Adjusted EBITDA, and similarly cannot provide a reconciliation between its forecasted Adjusted EBITDA and net income/(loss) metrics without unreasonable effort due to the unavailability of reliable estimates for certain items, including restructuring and other exit costs, corporate reorganization costs, transaction-related costs, impairments of goodwill, intangible assets, and other long-lived assets, and discrete tax items. These items may vary significantly between periods and could materially impact future financial results.
Conference Call
The Company will be hosting a conference call today, August 8, 2018, at 5:00 p.m. ET. Live audio of the call will be webcast and archived on the investor relations section of the Company’s website at http://www.ftdcompanies.com. In addition, you may dial 877-407-0784 to listen to the live broadcast.

A telephonic playback and archived webcast will be available through August 22, 2018. Participants can dial 844-512-2921 to hear the playback. The passcode is 13681801.
About FTD Companies, Inc.
FTD Companies, Inc. is a premier floral and gifting company. Through our diversified family of brands, we provide floral, specialty foods, gifts, and related products to consumers primarily in the United States and the United Kingdom. We also provide floral products and services to retail florists and other retail locations throughout these same geographies. FTD has been delivering flowers since 1910, and the highly-recognized FTD® and Interflora® brands are supported by the iconic Mercury Man logo®, which is displayed in approximately 35,000 floral shops in over 125 countries. In addition to FTD and Interflora, our diversified portfolio of brands includes the following trademarks: ProFlowers®, ProPlants®, Shari’s Berries®, Personal Creations®, RedEnvelope®, Flying Flowers®, Ink Cards™, Postagram™, Gifts.com™, and BloomThat™. FTD Companies, Inc. is headquartered in Downers Grove, Ill. For more information, please visit www.ftdcompanies.com.

Cautionary Information Regarding Forward-Looking Statements
This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates, and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the exploration of strategic alternatives, the strategic and financial evaluation of the Company’s business, the Company’s corporate restructuring and cost savings plan and other strategies, and future financial performance, including 2018 financial outlooks discussed herein. Potential factors that could affect these forward-looking statements include, among others, uncertainties associated with being able to identify, evaluate, or complete any strategic alternative or strategic transaction; the impact of the announcement of the Company’s review of strategic alternatives, as well as any strategic alternative or strategic transaction that may be pursued, on the Company’s business, including its financial and operating results and its employees, suppliers, and customers; the Company’s ability to implement and realize anticipated benefits from its corporate restructuring and cost savings plan and other initiatives; the Company’s ability to repay, refinance, or restructure its outstanding debt; and the other factors disclosed in the Company’s most recent Annual Report on Form 10-K and the Company’s other filings with the Securities and Exchange Commission (www.sec.gov), as updated from time to time in our subsequent filings with the SEC, including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect the Company’s analysis only as of the date hereof. Such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Except as required by law, we undertake no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Non-GAAP Measures
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses Adjusted EBITDA as a measure of certain components of financial performance. The Company’s definition of Adjusted EBITDA, as set forth below, may be modified from time to time.
Management believes that Adjusted EBITDA is an important measure of operating performance because it allows for a period-to-period comparison of the Company’s operating performance by removing the impact of the Company’s capital structure (interest expense on outstanding debt), asset base (depreciation, amortization, and impairment charges), tax consequences, certain other non-operating items, and stock-based compensation. The Company further emphasizes the importance of Adjusted EBITDA as an operating performance measure by utilizing the Adjusted EBITDA measure as a basis for determining certain incentive compensation targets for certain members of the Company’s management. The Adjusted EBITDA measure also is used as a performance measure under the Company’s senior secured credit facility and includes adjustments such as the items defined above and other further adjustments, which are defined in the senior secured credit facility.
Management believes that presenting this non-GAAP financial measure provides additional information to facilitate comparison of the Company’s historical operating results and trends in its underlying operating results and provides additional transparency on how the Company evaluates its businesses.
In addition to the use of this non-GAAP measure by management for the purposes outlined above, the Company believes Adjusted EBITDA is a measure widely used by securities analysts, investors, and others to evaluate the financial performance of the Company and its competitors.
Adjusted EBITDA is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for, or superior to financial measures determined in accordance with GAAP. A limitation associated with the use of Adjusted EBITDA is that it does not reflect depreciation and amortization expense for various long-lived assets, impairment charges, interest expense, income taxes, and other items that have been and will be incurred.

Each of these items should also be considered in the overall evaluation of the Company’s results. In addition, Adjusted EBITDA does not reflect capital expenditures and other investing activities. An additional limitation associated with Adjusted EBITDA is that the measure does not include stock-based compensation expenses related to the Company’s workforce. A further limitation associated with the use of this non-GAAP financial measure is that it does not reflect expenses or gains that are not considered reflective of the Company’s core operations. Management compensates for these limitations by providing the relevant disclosure of its depreciation and amortization, impairment charges, interest and income tax expenses, capital expenditures, stock-based compensation, and other items within its financial press releases and SEC filings, all of which should be considered when evaluating the Company’s performance.
A further limitation associated with the use of this measure is that the term “Adjusted EBITDA” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the Company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure: net income/(loss), directly ahead of Adjusted EBITDA; within this and other financial press releases and by providing reconciliations that show and describe the adjustments made. In addition, many of the adjustments to the Company’s GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in the Company’s financial results for the foreseeable future.
Definitions
(1) Segment operating income/(loss). The Company’s chief operating decision maker uses segment operating income/(loss) to evaluate the performance of the business segments and to make decisions about allocating resources among segments. Segment operating income/(loss) is operating income/(loss) excluding depreciation, amortization, impairment of goodwill, intangible assets, and other long-lived assets, litigation and dispute settlement charges and gains, transaction-related costs, restructuring and other exit costs, and corporate reorganization costs. In addition, stock-based and incentive compensation and general corporate expenses are not allocated to the segments. Segment operating income/(loss) is prior to intersegment eliminations and excludes other income/(expense), net. Please refer to the tables in this press release for a reconciliation of segment operating income/(loss) to net income/(loss).
(2) Consumer orders. The Company monitors the number of consumer orders for floral, gift, and related products during a given period. Consumer orders are individual units delivered during the period that were originated through our consumer websites, associated mobile sites and applications, and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included as part of this number.
(3) Average order value. The Company monitors the average value for consumer orders delivered in a given period, which is referred to as the average order value. Average order value represents the average amount received for consumer orders delivered during a period. The average order value of consumer orders within the U.S. Consumer and International segments is tracked in their local currency, the U.S. Dollar for the U.S. Consumer segment and the British Pound for the International segment. The local currency amounts received for the International segment are then translated into U.S. dollars at the average currency exchange rate for the period. Average order value includes merchandise revenues and shipping or service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).
(4) Average revenues per member. The Company monitors average revenues per member for floral network members in the Florist segment. Average revenues per member represents the average revenues earned from a member of the Company’s floral network during a period. Revenues include services revenues and products revenues, but exclude revenues from sales to non-members. Floral network members include retail florists and other non-florist retail locations that offer floral and gifting solutions. Average revenues per member is calculated by dividing Florist segment revenues for the period, excluding sales to non-members, by the average number of floral network members for the period.

(5) Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as net income/(loss) before net interest expense, provision for/(benefit from) income taxes, depreciation, amortization, impairment of goodwill, intangible assets, and other long-lived assets, stock-based compensation, transaction-related costs, litigation and dispute settlement charges and gains, restructuring and other exit costs, and corporate reorganization costs.
Litigation and dispute settlement charges and gains include estimated losses for which the Company has established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes, or similar matters. Insurance recoveries received by the Company related to such matters are also included in these adjustments.
Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (i) transaction-related bonuses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation, and other incremental costs associated with integration projects.
Corporate reorganization costs are costs, other than restructuring and other exit costs, associated with our corporate restructuring and cost savings plan such as retention bonuses for key employees, travel expenses related to transition of responsibilities between locations, and other similar costs.
(6) Free Cash Flow. The Company defines Free Cash Flow as net cash provided by or used for operating activities less capital expenditures, plus cash paid for transaction-related costs, cash paid or received for litigation and dispute settlement charges or gains, cash paid for restructuring and other exit costs, and cash paid for corporate reorganization costs.

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
U.S. Consumer segment	$233,082	$259,804	$456,443	$488,476
Florist segment	39,916	44,090	84,132	90,596
International segment	31,114	29,201	86,029	74,938
Intersegment eliminations	(4,191)	(4,949)	(8,513)	(9,371)
Total revenues	299,921	328,146	618,091	644,639

Operating expenses:
Cost of revenues	194,482	203,179	405,229	399,553
Sales and marketing	71,067	76,224	153,349	145,120
General and administrative	23,133	27,039	48,834	55,794
Amortization of intangible assets	1,495	3,819	2,997	7,639
Restructuring and other exit costs	—	136	—	944
Impairment of goodwill, intangible assets, and other long-lived assets	136,861	—	139,216	—
Total operating expenses	427,038	310,397	749,625	609,050

Operating income/(loss)	(127,117)	17,749	(131,534)	35,589
Interest expense, net	(4,389)	(2,440)	(6,875)	(4,713)
Other income, net	160	223	136	198

Net income/(loss) before income taxes	(131,346)	15,532	(138,273)	31,074
Provision for/(benefit from) income taxes	(13,261)	5,816	(13,592)	12,335

Net income/(loss)	$(118,085)	$9,716	$(124,681)	$18,739

Earnings/(loss) per common share
Basic earnings/(loss) per share	$(4.25)	$0.35	$(4.49)	$0.67
Diluted earnings/(loss) per share	$(4.25)	$0.35	$(4.49)	$0.67

Average Shares Outstanding:
Basic	27,785	27,452	27,749	27,415
Diluted	27,785	27,452	27,749	27,449

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2018	December 31, 2017
ASSETS

Cash and cash equivalents	$20,436	$29,496
Accounts receivable, net	21,319	26,028
Inventories	24,816	25,356
Property and equipment, net	44,779	33,880
Intangible assets, net	104,958	181,965
Goodwill	211,978	277,041
Other assets	22,016	36,559
Total assets	$450,302	$610,325

LIABILITIES AND EQUITY

Accounts payable and accrued liabilities	$140,576	$161,799
Debt	189,690	189,666
Deferred tax liabilities, net	9,311	30,854
Other liabilities	17,761	13,482
Total liabilities	357,338	395,801
Total equity	92,964	214,524
Total liabilities and equity	$450,302	$610,325

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Cash flows from operating activities:
Net income/(loss)	$(118,085)	$9,716	$(124,681)	$18,739
Adjustments to reconcile net income/(loss) to net cash provided by/(used for) operating activities:
Depreciation and amortization	4,118	9,285	8,220	18,583
Impairment of goodwill, intangible assets, and other long-lived assets	136,861	—	139,216	—
Stock-based compensation	2,604	3,529	5,410	5,870
Provision for doubtful accounts receivable	834	429	1,067	779
Amortization of deferred financing fees	715	340	1,058	680
Deferred taxes, net	(21,815)	(1,394)	(20,432)	1,758
Other, net	(7)	(52)	92	(69)
Changes in operating assets and liabilities:
Accounts receivable, net	7,507	7,828	3,585	3,887
Inventories	3,061	2,169	529	170
Prepaid expenses and other assets	1,406	1,908	3,492	5,049
Accounts payable and accrued liabilities	(23,228)	(35,917)	(23,087)	(36,060)
Income taxes receivable or payable	5,675	(1,174)	2,514	66
Other liabilities	(188)	(1,274)	1,431	157
Net cash provided by/(used for) operating activities	(542)	(4,607)	(1,586)	19,609
Cash flows from investing activities:
Purchases of property and equipment	(9,221)	(3,174)	(16,280)	(6,370)
Proceeds from life insurance	10,003	—	10,003	—
Net cash provided by/(used for) investing activities	782	(3,174)	(6,277)	(6,370)
Cash flows from financing activities:
Proceeds from revolving lines of credit	95,000	55,000	185,000	70,000
Payments on term debt and revolving lines of credit	(97,000)	(20,000)	(182,000)	(85,000)
Purchases from employee stock plan	412	1,042	412	1,042
Payments for debt financing fees	(3,226)	—	(4,034)	—
Repurchases of common stock withheld for taxes	(9)	(25)	(460)	(1,969)
Net cash provided by/(used for) financing activities	(4,823)	36,017	(1,082)	(15,927)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(557)	676	(115)	1,042
Change in cash and cash equivalents	(5,140)	28,912	(9,060)	(1,646)
Cash and cash equivalents, beginning of period	25,576	50,444	29,496	81,002
Cash and cash equivalents, end of period	$20,436	$79,356	$20,436	$79,356

Supplemental Cash Flow Information:
Cash paid for interest	$3,494	$2,170	$5,733	$4,074
Cash paid for income taxes, net	3,159	8,485	3,781	10,517
Cash paid for restructuring and other exit costs	44	615	340	3,233
Cash paid for litigation and dispute settlement charges	—	—	—	25
Cash paid for transaction and integration costs	67	1,369	67	2,056

FTD COMPANIES, INC.
UNAUDITED SEGMENT INFORMATION
(in thousands, except average order value, average revenues per member, and average currency exchange rates)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
U.S. Consumer:
Segment revenues	$233,082	$259,804	$456,443	$488,476
Segment operating income/(loss) (1)	$6,474	$21,120	$(1,761)	$40,227
Consumer orders (2)	4,214	4,654	8,092	8,501
Average order value (3)	$53.83	$54.39	$54.93	$55.97

Florist:
Segment revenues	$39,916	$44,090	$84,132	$90,596
Segment operating income (1)	$10,849	$12,248	$23,115	$26,202
Average revenues per member (4)	$3,873	$3,981	$8,055	$8,122

International:
In USD:
Segment revenues	$31,114	$29,201	$86,029	$74,938
Segment operating income (1)	$2,710	$3,066	$9,765	$8,598
Consumer orders (2)	550	532	1,477	1,374
Average order value (3)	$45.89	$45.57	$47.45	$44.91
In GBP:
Segment revenues	£22,880	£22,798	£62,264	£59,679
Average order value (3)	£33.77	£35.61	£34.36	£35.79
Average currency exchange rate: GBP to USD	1.36	1.28	1.38	1.26

FTD COMPANIES, INC.
UNAUDITED RECONCILIATIONS
(in thousands)

The following tables contain reconciliations of Adjusted EBITDA and Free Cash Flow to financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”).

RECONCILIATION OF SEGMENT OPERATING INCOME/(LOSS) TO NET INCOME/(LOSS)
AND NET INCOME/(LOSS) TO ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Segment Operating Income/(loss) (1) :
U.S. Consumer	6,474	21,120	(1,761)	40,227
Florist	10,849	12,248	23,115	26,202
International	2,710	3,066	9,765	8,598
Unallocated expenses	(6,171)	(9,400)	(15,217)	(20,855)
Impairment of goodwill, intangible assets, and other long-lived assets	(136,861)	—	(139,216)	—
Depreciation and amortization	(4,118)	(9,285)	(8,220)	(18,583)
Operating income/(loss)	(127,117)	17,749	(131,534)	35,589

Interest expense, net	(4,389)	(2,440)	(6,875)	(4,713)
Other income, net	160	223	136	198
(Provision for)/benefit from income taxes	13,261	(5,816)	13,592	(12,335)
Net income/(loss) (GAAP Basis)	$(118,085)	$9,716	$(124,681)	$18,739

Net income/(loss) (GAAP Basis)	$(118,085)	$9,716	$(124,681)	$18,739
Interest expense, net	4,389	2,440	6,875	4,713
Provision for/(benefit from) income taxes	(13,261)	5,816	(13,592)	12,335
Depreciation and amortization	4,118	9,285	8,220	18,583
Stock-based compensation	2,604	3,529	5,410	5,870
Transaction and integration costs	200	269	200	1,070
Litigation and dispute settlement charges	148	—	188	—
Impairment of goodwill, intangible assets, and other long-lived assets	136,861	—	139,216	—
Restructuring and other exit costs	—	136	—	944
Adjusted EBITDA (5)	$16,974	$31,191	$21,836	$62,254

RECONCILIATION OF NET CASH PROVIDED BY/(USED FOR) OPERATING ACTIVITIES
TO FREE CASH FLOW

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net cash provided by/(used for) operating activities (GAAP Basis)	$(542)	$(4,607)	$(1,586)	$19,609
Capital expenditures	(9,221)	(3,174)	(16,280)	(6,370)
Cash paid for transaction and integration costs	67	1,369	67	2,056
Cash paid for litigation and dispute settlement charges	—	—	—	25
Cash paid for restructuring and other exit costs	44	615	340	3,233
Free Cash Flow (6)	$(9,652)	$(5,797)	$(17,459)	$18,553